Exhibit 15.9

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-107433 on Form F-3/A of our report dated 3 March 2006 (which report expresses an unqualified opinion and includes explanatory paragraph relating to the restatement described in Note 2 and an explanatory paragraph relating to the restatement described in Note 28) relating to the consolidated financial statements appearing in this Annual Report on Form 20-F of Cambridge Antibody Technology Group plc for the year ended September 30, 2005.

/s/    Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Cambridge, United Kingdom

3 March 2006